UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 29, 2012

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 29, 2012, China TransInfo Technology Corp. (the “Company”) held a special meeting of its stockholders to approve the Agreement and Plan of Merger, dated as of June 8, 2012 (the “Merger Agreement”), by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

Proposal 1:  Approval of the Merger Agreement

Approval of the Merger Agreement requires the affirmative vote by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by Mr. Shudong Xia, Ms. Danxia Huang, Mr. Shufeng Xia, Karmen Investment Holdings Limited and SAIF Partners III, L.P., collectively, the “Rollover Holders”).

According to the report of the inspector of election, the Merger Agreement was approved by the stockholders of the Company as required above. The Company’s independent inspector of election reported the vote of the stockholders as follows:

	Votes For	Votes Against	Abstentions	Broker Non- Votes
All shares of common stock	18,933,208	64,731	0	0
All shares of common stock excluding the shares owned by the Rollover Holders	7,233,564	64,731	0	0

Proposal 2:   Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement

The Company’s independent inspector of election reported the vote of the stockholders as follows:

	Votes For	Votes Against	Abstentions	Broker Non- Votes
All shares of common stock	18,929,680	68,179	80	0

Item 8.01.	Other Events.

On October 30, 2012, the Company issued a press release relating to the announcement of the results of the special meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated October 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: October 30, 2012

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated October 30, 2012